Exhibit 107

Calculation of Filing Fee Table

Form S-4

(Form Type)

RENEO PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share	Other	76,958,781 (2)	(3)	$2,147.94 (3)	$147.60 per $1,000,000	$0.32	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—	—	—	—	—	—	—
	Total Offering Amounts					$2,147.94 (3)		$0.32
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fees Due							$0.32

(1)

Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued as a result of stock splits, stock dividends or similar transactions. Additionally, in accordance with Rule 416(b) under the Securities Act, if prior to completion of the distribution of the securities covered by the registration statement, all the securities of the class which includes the registered securities are combined by a reverse split into a lesser amount of securities of the same class, the amount of undistributed securities of such class deemed to be covered by the registration statement shall be proportionately reduced, subject to rounding.

(2)

Relates to shares of Common Stock, par value $0.0001 per share, which are expected to be reclassified as Class A Common Stock prior to the Mergers (as defined below) (“NewCo Class A Common Stock”), of Reneo Pharmaceuticals, Inc., a Delaware corporation (“Reneo” and following the First Merger (as defined below), “NewCo”), issuable to holders of (i) shares of common stock, par value $0.0001 per share (“OnKure Common Stock”), of OnKure, Inc., a Delaware corporation (“OnKure”), and (ii) shares of preferred stock, par value $0.0001 per share (“OnKure Preferred Stock” and, together with the OnKure Common Stock, “OnKure Stock”), of OnKure in the proposed transactions, pursuant to which (a) Radiate Merger Sub I., Inc., a Delaware corporation and a direct, wholly owned subsidiary of Reneo, will merge with and into OnKure, with OnKure surviving the merger as a wholly owned subsidiary of NewCo (the “First Merger”), and (b) as promptly as practicable following the First Merger, OnKure will merge with and into Radiate Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of NewCo, with OnKure ceasing to exist and Merger Sub II surviving as a direct, wholly owned subsidiary of NewCo (together with the First Merger, the “Mergers”). The amount of NewCo Class A Common Stock to be registered includes the estimated maximum number of such shares that are expected to be issued (or become issuable) as a result of the Mergers, without taking into account (i) the effect of a reverse stock split of NewCo Class A Common Stock, assuming an estimated pre-split exchange ratio (which is subject to adjustment prior to the closing of the Mergers) of approximately 0.24482 and 1.500617 shares of NewCo Class A Common Stock for each outstanding share of OnKure Common Stock and OnKure Preferred Stock, respectively, or (ii) elections by holders of OnKure Preferred Stock to receive all or a portion of consideration in the Mergers that they would otherwise receive in the form of NewCo Class A Common Stock in an equal number of shares of Class B Common Stock, par value $0.0001 per share, of NewCo, which are not being registered by the registration statement.

(3)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the U.S. Securities Act of 1933, as amended. OnKure is a private company, no market exists for its securities, and it has an accumulated capital deficit. Therefore, the proposed maximum aggregate offering price for the shares of NewCo Class A Common Stock expected to be issued pursuant to the Mergers is one-third of the aggregate par value of the OnKure Stock expected to be exchanged in the First Merger.